Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stillwater Mining Company and Subsidiaries:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-192424, 333-182012, 333-159144, 333-156262, 333-129953, 333-117927, 333-111989, 333-76314, 333-66364, and 333-70861) of Stillwater Mining Company of our reports dated February 16, 2017 with respect to the consolidated balance sheets of Stillwater Mining Company as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Stillwater Mining Company.
/s/ KPMG LLP
Billings, Montana
February 16, 2017